JETBLUE AIRWAYS REPORTS APRIL TRAFFIC
New York, NY (May 10, 2019) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for April 2019. Traffic in April increased 6.6 percent from April 2018, on a capacity increase of 7.4 percent.

Load factor for April 2019 was 85.1 percent, a decrease of 0.6 points from April 2018. JetBlue’s preliminary completion factor for April 2019 was 98.6 percent and its on-time (1) performance was 73.4 percent. JetBlue continues to expect second quarter revenue per available seat mile (RASM) to range between 1.0 and 4.0 percent.

JETBLUE AIRWAYS TRAFFIC RESULTS

	April 2019	April 2018	% Change
Revenue passenger miles (000)	4,586,591	4,301,561	6.6%
Available seat miles (000)	5,392,113	5,020,145	7.4%
Load factor	85.1%	85.7%	-0.6 pts.
Revenue passengers	3,666,482	3,603,368	1.8%
Departures	31,152	30,885	0.9%
Average stage length (miles)	1,156	1,098	5.3%

	Y-T-D 2019	Y-T-D 2018	% Change
Revenue passenger miles (000)	17,320,712	16,167,706	7.1%
Available seat miles (000)	20,829,112	19,044,704	9.4%
Load factor	83.2%	84.9%	-1.7 pts.
Revenue passengers	13,831,495	13,484,153	2.6%
Departures	120,388	116,931	3.0%
Average stage length (miles)	1,154	1,098	5.1%

(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 42 million customers a year to 100+ cities in the U.S., Caribbean, and Latin America with an average of more than 1,000 daily flights. For more information please visit jetblue.com.

CONTACTS

JetBlue Investor Relations
Tel: +1 718 709 2202
ir@jetblue.com

JetBlue Corporate Communications
Tel: +1 718 709 3089
corpcomm@jetblue.com